Exhibit 1.01
ALTRIA GROUP, INC.

Conflict Minerals Report

For The Year Ended December 31, 2025

Overview:
Altria Group, Inc. is a holding company that conducts business through its wholly owned subsidiary operating companies and services companies that support its operating companies. References to “Altria” in this report refer to Altria Group, Inc. and its subsidiary operating companies and services companies, unless otherwise specified or otherwise required. Altria prepared this report pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended.
The United States Securities and Exchange Commission (the “SEC”) requires registrants that manufacture or contract to manufacture products containing conflict minerals (defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten) necessary to the functionality or production of those products (“3TG”) to file a Form SD. For products that contain 3TG, a registrant must conduct a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the 3TG originated in the Democratic Republic of Congo or an adjoining country (a “Covered Country”). During the 2025 calendar year, NJOY, LLC (“NJOY”), an Altria operating company, sold products containing 3TG. The products that NJOY sold that contained 3TG were e-vapor devices under the NJOY ACE and NJOY DAILY brand names (the “NJOY Products”). 2025 was the first year that reporting was required for these products after Altria’s acquisition of NJOY. Altria does not believe that any of its other operating companies sold products containing 3TG that are necessary to their functionality or production during 2025 and that require reporting pursuant to the Rule.
Description of Altria’s RCOI:
Altria began investigating the uses of 3TG in its products in 2012 and has periodically updated its processes to reflect evolving industry best practices and changes to its products and supply chains. Altria established a management system to support supply chain due diligence related to 3TG that includes senior management and a team of subject matter experts from functions such as Procurement, Import Export Services, Product Development and Law (the “Conflict Minerals Team”). The Conflict Minerals Team created a process for (i) conducting the RCOI for any 3TG contained in Altria operating companies’ products and (ii) preparing the required disclosures and, to the extent necessary, reports.
Using information on the composition of Altria operating companies’ products prepared by the appropriate business functions, the Conflict Minerals Team determined that the NJOY Products contain small amounts of gold, tin, tungsten and/or tantalum necessary to their functionality or production.

Based on the Conflict Minerals Team’s findings, it performed an RCOI for 2025 of the NJOY Products. NJOY had a diverse and complex global supply chain and there are typically multiple tiers between the mines and production facilities for 3TG and its direct suppliers. The Conflict Minerals Team obtained accurate information about the origins of 3TG in the goods provided to NJOY by utilizing NJOY’s direct suppliers to coordinate with their lower-tier (upstream) suppliers and in other instances, by reaching out to upstream suppliers directly. The Conflict Minerals Team worked with the suppliers to identify and trace the supply chain to the smelter or refiner that processed the minerals, and to the country of origin where possible, for each component of the NJOY Products that contained 3TG. As part of this process, the Conflict Minerals Team requested that all suppliers of goods that possibly contain 3TG provide information using the template developed by the Responsible Minerals Initiative (“RMI”, formerly the Conflict-Free Sourcing Initiative), known as the Conflict Minerals Reporting Template (the “CMRT”). When a report warranted clarification or confirmation, the Conflict Minerals Team contacted the supplier to clarify or confirm information and responses.
The Conflict Minerals Team received responses from nearly all of the upstream suppliers that were identified as part of NJOY’s supply chain and conducted further due diligence on the source and chain of custody of the 3TG in the NJOY Products, as described below.
Description of Due Diligence Process:
The Conflict Minerals Team designed its 3TG due diligence process based upon the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “OECD Guidelines”). This process contains the following five steps:
Step 1. Establish Strong Company Management Systems
Step 2. Identify and Assess Risks in the Supply Chain
Step 3. Design and Implement a Strategy to Respond to Identified Risks
Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices Step 5. Report Annually on Supply Chain Due Diligence
Step 1. Establish Strong Company Management Systems
Conflict Minerals Position
Altria has an internal 3TG procedure that defines the process for conducting RCOI and due diligence regarding the use of 3TG and for preparing the forms and reports required by the Rule. Altria also has a conflict minerals position statement that is available on Altria’s website at https://www.altria.com/responsibility/drive-responsibility-through-our-value-chain/human-rights-ethics-and-compliance/conflict-minerals.
Conflict Minerals Team
As noted above, Altria established the Conflict Minerals Team to support supply chain due diligence related to 3TG. The Conflict Minerals Team is responsible for implementing and conducting 3TG due diligence on behalf of Altria’s operating companies.
Control Systems
Altria engages in industry-wide initiatives to enhance supply chain responsibility and to keep abreast of industry best practices. Specifically, Altria is a member of RMI and the Responsible

Business Alliance (the “RBA”), formerly the Electronics Industry Citizenship Coalition. The Conflict Minerals Team reviewed the reports provided by NJOY’s direct and upstream suppliers to confirm whether the smelters and refiners in NJOY’s supply chain participated in RMI’s Responsible Minerals Assurance Process (“RMAP”). Table A below contains a list of smelters and refiners that NJOY’s direct and upstream suppliers identified as being present in their supply chains and that the Conflict Minerals Team believed processed 3TG contained in the NJOY Products.
Altria has an established records retention policy with respect to documentation relevant to the use of 3TG in Altria’s products.
Supplier Engagement and Contractual Requirements
As described in the summary of the RCOI above, in 2025, NJOY had a strong level of engagement with its direct suppliers.
Altria works to develop and maintain business relationships with reputable suppliers that share its commitment to conduct business responsibly and in compliance with applicable laws. Altria sets expectations for suppliers through its Supplier Code of Conduct and communicates these expectations to suppliers. Altria’s Supplier Code of Conduct requires suppliers to exercise due diligence, as applicable, on the sourcing of conflict minerals.
To encourage responsible 3TG sourcing, NJOY endeavors to include in its agreements with its contract manufacturers covenants requiring 3TG reporting and due diligence assistance for goods sold to NJOY, including a requirement that the contract manufacturers notify NJOY prior to delivery of any goods containing 3TG originating from a smelter not classified as RMAP Conformant (or equivalently assessed by another organization) and a covenant that the contract manufacturers cooperate with the Conflict Minerals Team’s 3TG reporting and due diligence efforts.
Grievance Mechanism
Altria has internal reporting mechanisms to receive and act on concerns expressed by employees regarding possible improper or unethical business practices or violations of company policies (including Altria’s Code of Conduct), laws, or regulations. Suppliers and others may also notify Altria of potential improper or unethical business practices or violations of company policies, laws, or regulations via appropriate operating company contact information available on Altria’s website at https://www.altria.com/contact-us or by accessing the Altria Integrity WebLine available at https://secure.ethicspoint.com/domain/media/en/gui/80815/index.html.
Step 2. Identify and Assess Risks in the Supply Chain
As described in the summary of the RCOI above, the Conflict Minerals Team engaged with NJOY’s suppliers to evaluate the source of 3TG in the NJOY Products. Upon receiving direct and upstream supplier CMRTs, members of the Conflict Minerals Team reviewed the information for consistency and accuracy. As noted above, when a CMRT warranted clarification or confirmation, a member of the Conflict Minerals Team contacted the supplier to clarify or confirm the information and responses. The Conflict Minerals Team’s review also included checking all identified smelters or refiners (“SORs”) against the RMAP database (the “Smelter Database”).

Step 3. Design and Implement a Strategy to Respond to Identified Risks
The Conflict Minerals Team performs a risk assessment to identify areas of possible concern within NJOY’s supply chain. The Conflict Minerals Team evaluates areas of possible concern and deploys appropriate risk mitigation controls and strategies. For example, one risk mitigation control is a change notification, which requires members of the supply chain to notify NJOY before making any sourcing changes in the supply chain.
As noted above, the Conflict Minerals Team is comprised of a multidisciplinary group of subject matter experts that report to Altria’s senior management as needed.
Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence Practices
Altria supported audits of 3TG smelters and refiners conducted by third parties through its participation in RMI.
Step 5. Report Annually on Supply Chain Due Diligence
This report constitutes Altria’s annual report on its 3TG due diligence and is publicly available at https://investor.altria.com/sec-filings/. The information contained in, and that can be accessed through, the respective websites of Altria Group, Inc. and its subsidiaries is not, and shall not be deemed to be, a part of this report or the related Form SD or incorporated into any other filings Altria Group, Inc. makes with the SEC.
Due Diligence Summary
Based on a review of all CMRTs provided by direct and upstream suppliers, the following information was ascertained about the 3TG SORs in the NJOY Products supply chain:
•All but two upstream suppliers provided a completed CMRT.
•All suppliers who completed a CMRT were able to identify 100% of their SORs.
•In aggregate across all suppliers who provided a response, 37 SORs were identified as supplying 3TG in the NJOY supply chain.
•All 37 SORs are RMAP Conformant for 2025.
Repeated attempts were made to obtain a completed CMRT from the two upstream suppliers who did not provide a CMRT, but both suppliers were unresponsive. Both of these upstream suppliers are no longer part of the NJOY supply chain as they provided products to a direct supplier who is no longer in NJOY’s supply chain. As a result of the two suppliers who did not provide a completed CMRT, the Conflict Minerals Teams cannot determine that all 3TG contained in the NJOY Products was processed by RMAP Conformant/Active SORs and certain 3TG may have originated from Covered Countries.
The full list of smelters and refiners from which NJOY suppliers sourced can be found in Table A. Table B below contains a list of countries that NJOY’s direct and upstream suppliers identified as being potential sources of 3TG contained in the NJOY Products.

Mitigating Future Risk
To continue to improve processes around 3TG sourcing, in 2026, Altria will:
•regularly review and update our Conflict Minerals Procedure as necessary;
•utilize the resources provided through our memberships in the RMI and the RBA to enhance our due diligence processes and assess our suppliers’ compliance;
•continue to provide Conflict Minerals training for relevant Altria employees to enhance their ability to engage suppliers on this issue by utilizing the programs offered by RMI;
•maintain ongoing communication with suppliers to further clarify Altria’s expectations regarding responsible sourcing of Conflict Minerals; and
•encourage suppliers to establish and enforce their own company Conflict Minerals policies by promoting their participation in training and accessing other informational resources on Conflict Minerals provided by RMI or RBA.

Table A

Summary of Identified Smelters and Refiners for 2025

Metal	Smelter ID	Smelter Name	Smelter Facility Location	RMAP Status
Gold	CID001078	LS MnM Inc.	KOREA, REPUBLIC OF	Conformant
Gold	CID001119	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Gold	CID001147	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	CID001875	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Gold	CID002243	Zijin Mining Group Gold Smelting Co. Ltd.	CHINA	Conformant
Tantalum	CID000460	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	Conformant
Tantalum	CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	CID000917	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	CID001192	Mitsui Kinzoku Company, Limited	JAPAN	Conformant
Tantalum	CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tantalum	CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	CID001969	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant
Tantalum	CID002492	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Conformant
Tantalum	CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	CID002548	Materion Newton Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	CID002842	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tin	CID000402	Dowa	JAPAN	Conformant
Tin	CID001070	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	CID001182	Minsur	PERU	Conformant
Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	CID001898	Thaisarco	THAILAND	Conformant
Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Conformant
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant

Tin	CID003449	PT Mitra Sukses Globalindo	INDONESIA	Conformant
Tungsten	CID000105	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Tungsten	CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID000966	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	CID002044	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Tungsten	CID002513	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA	Conformant
Tungsten	CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant

Table B

Summary of Identified Countries of Origin for 2025

Metal	Countries of Origin
Gold	Argentina; Australia; Azerbaijan; Belgium; Bolivia; Bosnia and Herzegovina; Botswana; Brazil; Bulgaria; Burkina Faso; Cambodia; Canada; Chile; China; Colombia; Congo, Democratic Republic of the; Côte d'Ivoire; Dominican Republic; Ecuador; Egypt; Eswatini; Fiji; Finland; France; French Guiana; Georgia; Germany; Ghana; Greece; Guinea; Guyana; Honduras; Hong Kong; Indonesia; Italy; Japan; Kazakhstan; Kenya; Korea, Republic of; Kyrgyzstan; Lao People's Democratic Republic; Liberia; Madagascar; Malaysia; Mali; Mauritania; Mexico; Mongolia; Morocco; Mozambique; Namibia; New Zealand; Nicaragua; Niger; Nigeria; Panama; Papua New Guinea; Peru; Philippines; Saudi Arabia; Senegal; Solomon Islands; Slovakia; South Africa; Spain; Sudan; Suriname; Sweden; Tajikistan; Tanzania; Thailand; Turkey; United States of America; Uzbekistan; Zambia; Zimbabwe
Tantalum	Australia; Belarus; Brazil; Burundi; Canada; China; Chinese Taipei; Congo, Democratic Republic of the; Czech Republic; El Salvador; Estonia; Ethiopia; France; Germany; Hong Kong; India; Indonesia; Ireland; Israel; Japan; Kazakhstan; Korea, Republic of; Madagascar; Mexico; Mozambique; Nigeria; Russia; Rwanda; Sierra Leone; Singapore; Spain; Thailand; United Kingdom of Great Britain and Northern Ireland; United States of America; Zimbabwe
Tin	Argentina; Australia; Austria; Belgium; Bolivia; Brazil; Bulgaria; Burundi; Canada; Chile; China; Chinese Taipei; Congo, Democratic Republic of the; Croatia; Czech Republic; Denmark; Estonia; Finland; France; Germany; Greece; Hong Kong; Hungary; India; Indonesia; Ireland; Israel; Italy; Japan; Korea, Republic of; Laos; Latvia; Lithuania; Luxembourg; Malaysia; Malta; Mexico; Mongolia; Morocco; Myanmar; Namibia; Netherlands; New Zealand; Nigeria; Peru; Philippines; Poland; Portugal; Puerto Rico; Romania; Russia; Rwanda; Serbia; Singapore; Slovakia; Slovenia; South Africa; Spain; Sweden; Switzerland; Tanzania; Thailand; Tunisia; Turkey; Uganda; Ukraine; United Arab Emirates; United Kingdom of Great Britain and Northern Ireland; United States of America; Uruguay; Vietnam; Zambia
Tungsten	Australia; Austria; Bolivia; Brazil; Burundi; Canada; China; Chinese Taipei; Congo, Democratic Republic of the; France; Germany; India; Ireland; Israel; Japan; Kazakhstan; Korea, Republic of; Malaysia; Mexico; Mongolia; Myanmar; Netherlands; Nigeria; Portugal; Russia; Rwanda; Singapore; South Africa; Spain; Switzerland; Tanzania; Thailand; Turkey; Uganda; Ukraine; United Arab Emirates; United Kingdom of Great Britain and Northern Ireland; United States of America; Vietnam
All the countries listed in the Countries of Origins table are countries of origin for RMAP compliant SORs (status of “Conformant”). Due to two suppliers not providing CMRTs, these lists may be incomplete.